Exhibit 5

16 May 2023

Matter No.:319142 441 298 7859 chiara.nannini@conyers.com

The Board of Directors Arch Capital Group Ltd. Clarendon House 2 Church Street Hamilton HM 11 Bermuda

Dear Sirs,

Re: Arch Capital Group Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form S-8 filed with the Securities and Exchange Commission (the “Commission”) on 16 May 2023 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of an aggregate of 12,750,000 common shares, par value US$0.0011 per share (the “Common Shares”) issuable pursuant to the Amended and Restated Arch Capital Group Ltd. 2007 Employee Share Purchase Plan (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).
1.    DOCUMENTS REVIEWED
For the purposes of giving this opinion, we have examined electronic copies of the following documents:
1.1the Registration Statement; and
1.2the Plan.
We have also reviewed:
1.3copies of the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 16 May 2023;
1.4copies of minutes of a meeting of its directors held on 24 February 2023 certified by the Secretary of the Company on 16 May 2023 (together, the “Resolutions”);
1.5a notarized copy of the Company’s Current Report on Form 8-K filed on 4 May 2023 in respect of the annual general meeting of members held on 4 May 2023 and the Final Report of the Inspector of Election dated 8 May 2023 (the “Final Report”); and
1.6such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
2.    ASSUMPTIONS
We have assumed:
2.1the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;
2.3the accuracy and completeness of all factual representations made in the Registration Statement, the Plan, the Form 8-K, the Final Report and other documents reviewed by us;
2.4that the Resolutions and the minutes of the annual general meeting of the members of the Company held on 4 May 2023 were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;
2.5that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;
2.6the validity and binding effect under the laws of the state of New York of the Plan in accordance with its terms;
2.7that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein;
2.8that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;
2.9that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares;
2.10that, at the time of issuance of any Common Shares, the shares of the Company will be listed on an appointed stock exchange, as defined in the Companies Act 1981, which includes The NASDAQ Stock Market LLC; and
2.11that at the time of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due.
3.    QUALIFICATIONS
3.1We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.
3.2This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.
3.3This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.
4.    OPINION
On the basis of and subject to the foregoing, we are of the opinion that:
4.1The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).
4.2When issued and paid for in accordance with the terms of the Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited